Exhibit 21

SUBSIDIARIES OF EXODUS MOVEMENT, INC. As of December 31, 2025	JURISDICTION OF INCORPORATION
XO Italia XRL	Italy
Proper Trust AG	Switzerland
3ZERO, LLC	Delaware
OSMIUM, LLC	Delaware
Osmium Europe B.V.	Netherlands
Osmium Canada LTD	Canada
Osmium AU PTY LTD	Australia